Exhibit 10-a

SHORT TERM INCENTIVE PLAN

Originally Effective January 1, 1984
Amended and Restated Effective January 1, 2014

The Short Term Incentive Plan (“Plan”) is established to provide Officers and Senior Managers with short-term incentive compensation based upon the achievement of performance goals.

1.	Definitions.

    For purposes of this Plan, the following underlined words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

        Administrator shall mean the Human Resources Committee.

        Award shall mean the Target Award together with the associated Performance Goals and Performance Period as well as the Key Contributor Award.

        AT&T or the Company shall mean AT&T Inc., a Delaware Corporation.

        Disability shall mean absence of an Employee from work under the relevant Employer disability plan.

    Employee shall mean any person designated as an employee in the payroll and personnel records of an Employer and paid on an Employer’s payroll system.

Employer shall mean AT&T or any of its Subsidiaries.

Leave of Absence shall mean an Employee’s absence from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the applicable Employer, as adopted from time to time).

Officer shall mean an Employee who is designated as an officer for compensation purposes on the records of AT&T.

Participant shall mean any individual with an Award under this Plan.

Performance Goals shall mean any financial, service, or other goals applicable to the payment of Target Awards under this Plan.

Performance Period shall mean the time period over which Performance Goals are measured, but in no case shall a Performance Period exceed one (1) year.

Retire or Retirement shall mean the Termination of an Employee’s employment with AT&T or any of its subsidiaries on or after attaining one of the following combinations of age and Term of Employment (as determined under the applicable Employer pension plan), as applicable:

     Term of Employment                                                      Age
     10 years or more                                                           65 or older
     20 years or more                                                           55 or older
     25 years or more                                                           50 or older
     30 years or more                                                           Any age

Notwithstanding the foregoing, “Retire” or “Retirement” for an Officer also refers to the Officer’s having attained age 55 with at least a 5 year Term of Employment.

Senior Manager shall mean an Employee who is designated as a senior manager for compensation purposes on the records of AT&T.

SEVP-HR shall mean the AT&T’s highest ranking Officer, below the Chief Executive Officer (CEO), who is specifically responsible for human resources matters.  Any authority granted to the SEVP-HR shall also be held by the CEO.

Subsidiary shall mean any U.S. corporation in which AT&T owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which AT&T owns, directly or indirectly, more than fifty percent (50%) of the combined equity thereof.

Target Award shall mean a specific dollar value or percentage of salary.

Termination of Employment, Termination, or a similar reference shall mean the event where the Employee ceases to be an Employee and is no longer employed by an Employer.

2.             Awards.

From time to time, the Administrator, and in certain cases the CEO or SEVP-HR, may establish Awards under this Plan for Officers (other than persons who are identified as Executive Officers under Rule 3b-7 of the Securities Exchange Act of 1934) and Senior Managers (each an “Eligible Employee”).  Where an Award is made to replace an Award or similar item under a different plan, such as to recognize a promotion, it shall be prorated to apply from the effective date the Award is made.

An Award shall consist of a Target Award and associated Performance Goals, which will be measured over the relevant Performance Period.  The percentage of the Target Award that may be paid out, if at all, shall be based upon the attainment of Performance Goals during the relevant Performance Period as determined in the sole discretion of the Administrator.

A.	Performance Goals
                Performance Goals may include:

(1)
Financial performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or a division of any of the foregoing.  Such financial performance may be based on net income, Value Added (after-tax cash operating profit less depreciation and less a capital charge), EBITDA (earnings before interest, taxes, depreciation and amortization), revenues, sales, expenses, costs, gross margin, operating margin, profit margin, pre-tax profit, market share, volumes of a particular product or service or category thereof, including but not limited to the product’s life cycle (for example, products introduced in the last two years), number of customers or subscribers, number of items in service, including but not limited to every category of access or other telecommunication or television lines, return on net assets, return on assets, return on capital, return on invested capital, cash flow, free cash flow, operating cash flow, operating revenues, operating expenses, and/or operating income.

(2)
Service performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or of a division of any of the foregoing.  Such service performance may be based upon measured customer perceptions of service quality.  Employee satisfaction, employee retention, product development, completion of a joint venture or other corporate transaction, completion of an identified special project, and effectiveness of management.

(3)	The Company’s stock price, return on stockholders’ equity, total stockholder return (stock price appreciation plus dividends, assuming the reinvestment of dividends), and/or earnings per Share.

(4)	Impacts of acquisitions, dispositions, or restructurings, on any of the foregoing.

B.	Adjustments.
In order to reinforce the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Administrator may make adjustments in the Performance Goals established for any Performance Period, whether before, after, or during the Performance Period, to the extent the Administrator deems appropriate.  Unless otherwise provided by the Administrator at the time of establishment of the Award:

(1)
AT&T net income and any relevant revenue modifier shall exclude the dilutive impacts of any merger and acquisition activity, including intangible amortization, asset write-offs, accelerated depreciation and transaction and restructuring costs.  Merger and acquisition activity is defined as the direct or indirect acquisition of or an equity investment in a company by AT&T or a direct or indirect wholly-owned subsidiary of AT&T (excluding acquisitions of or investment in wholly owned subsidiaries of AT&T), where the consideration that would be given for the direct or indirect acquisition or equity investment exceeds $2.0 billion, in each case, whether or not the transaction is consummated.

(2)
The net dilutive impact resulting from the implementation of mandatory changes under The Patient Protection and Affordable Care Act of 2010, as amended from time to time, will also be excluded from the calculation of AT&T net income and any relevant revenue modifier.

(3)
Gains and losses related to the assets and liabilities from pension plans and other post-retirement benefit plans (and any associated tax effects) shall be disregarded in determining whether or the extent to which a Performance Goal has been met.

(4)
If the matters in a specific category below have a collective net impact (whether positive or negative) on net income, after taxes and available and collectible insurance, that exceed $500 million in a calendar year, then such matters (as well as any related effects on cash flow, if applicable) shall be excluded in determining whether or the extent to which the relevant performance goals applicable to such year are met:

Categories:
(1) changes in accounting principles;
(2) extraordinary items;
(3) changes in Federal tax law;
(4) changes in the tax laws of the states;
(5) expenses caused by natural disasters, including but not limited to floods, hurricanes, and earthquakes;
(6) expenses resulting from intentionally caused damage to property of the Company or its Subsidiaries taken as a whole;
(7) non-cash accounting write-downs of goodwill and other intangible assets.

In addition, where matters in a specific category have a collective net impact (whether positive or negative) on net income, after taxes and available and collectible insurance, that exceed $200 million but not $500 million in a calendar year, then such matters (as well as any related effects on cash flow, if applicable) shall also be excluded in determining the achievement of the relevant performance goals but only if the combined net effect of matters in all such categories (exceeding $200 million but not $500 million) exceeds $500 million.

3.             Final Award Determination.

Actual performance shall be compared to the predetermined Performance Goals to determine payout of Awards.  The Administrator shall then determine the percentage of the Target Award to be distributed to Employees for each Performance Period as it may determine in its sole and complete discretion.

The final Award to be distributed to an Employee may be more or less in the Administrator’s discretion (including no award) than the percentage of the Target Award determined for such Participant; for example, the Administrator may approve a final Award greater or less than the (prorated, if applicable) performance-adjusted Target Award.

Determination and distribution of all Awards is subject to approval by the Administrator.  All Awards are payable in cash and will be paid within two and one-half (2 ½) months of the end of the Performance Period and in all cases no later than March 15 of the year following the year in which a Performance Period ends.

For purposes of other plans, the portion of an Award payout that is earned while an Employee is a Senior Manager or below shall be an Annual Bonus; and the portion earned while an Employee is an Officer shall be a Short Term Incentive Award.  In each case, unless otherwise provided by the Administrator, the Key Contributor Award, if any, paid with respect to a Performance Period shall be classified as either an Annual Bonus or a Short Term Incentive Award, based upon the recipient’s management level at the end of the Performance Period.

4.	Key Contributor Awards.

The Administrator may provide an additional payment to recipients of Target Awards to recognize and reward outstanding or exceptional achievement.  Such a payment shall be called a "Key Contributor Award" or “KCA.”  The number of Employees within an organization that may receive a KCA may be limited by the Administrator.

Following are examples of factors that may be considered in granting KCA:
•	Financial results above objective
•	Outstanding customer service results
•	Advancement of workforce diversity
•	Outstanding individual contribution
•	Outstanding leadership
•	Innovation and skills of the future

5.             Award Adjustments.

An Employee’s Award shall be adjusted as follows unless otherwise provided by the Administrator (or the CEO or SEVP-HR with respect to Senior Managers only):

Become an Eligible Employee after the beginning of the Performance Period	Prorate according to time of active service in the eligible position
Modification of an Award during the Performance Period	Prorate for the amount of active service under each set of Awards
Leave of Absence	Prorate to date leave commences and from date leave ceases unless otherwise provided by the Administrator
Dismissal for cause during or after a Performance Period	No Award
Involuntary Termination	Prorate to date of termination
Voluntary Termination	No Award
Retirement or Termination of Employment due to death or Disability during a Performance Period	Prorate to date of Termination of Employment

The receipt of short-term Disability benefits during the Performance Period shall have no effect on an Award.

6.             Other Conditions.

(a)
No person shall have any claim to be granted an Award under the Plan and there is no obligation for uniformity of treatment of Employees under the Plan.  Awards under the Plan may not be assigned or alienated.

(b)	Neither the Plan nor any action taken hereunder shall be construed as giving to any Employee the right to be retained in the employ of AT&T or any subsidiary thereof.

(c)	Awards shall be subject to applicable withholding taxes as required by law.

7.	Designation of Beneficiaries.

The AT&T Rules for Employee Beneficiary Designations shall apply to Awards under this Plan.

8.	Administrator.

The Administrator, and the CEO or SEVP-HR with respect to Senior Managers only, may, in their absolute discretion, establish or modify Awards and the related Performance Goals and Performance Periods, determine the extent to which the Performance Goals have been met, and approve Award payouts.  In addition, the CEO may amend the Performance Goals of any Award held by an officer and, in such event, the CEO shall note any such amendment in the Award payout schedule.

In addition to the CEO or SEVP-HR’s other authority, he or she may modify the amount and/or Performance Goals of any Award established under this Plan prior to its distribution to reflect changes in job responsibilities or promotions, or both; provided, however, such authority may not be exercised for positions with a total compensation market rate exceeding $2.0 million (in such a case the modification shall be approved by the Administrator).  In addition, in the event of a promotion or new hire, the SEVP-HR may establish a new Award when the recipient does not then have any existing Award for the same Performance Period.

The Administrator, and where applicable as provided in this Plan, the SEVP-HR, in their sole discretion, shall have complete authority over the administration of the Plan (and payment of any Awards under the Plan), shall have the authority in their sole absolute and total discretion to exercise all of the powers granted to them under the Plan and to construe, interpret, and implement the Plan, including the authority to make factual determinations under the Plan.  Awards under the Plan shall be conclusively determined by the Administrator, or, where applicable as provided in the Plan, the CEO or SEVP-HR.  Any determinations or actions required or permitted to be made by the Administrator may be delegated by the Administrator in its sole discretion.  All such actions and determinations shall be final and binding and shall be afforded the greatest legal deference on review.  The Administrator or any delegate thereof, in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or Employees of AT&T and of counsel, public accountants and other professional or expert persons.

The Plan shall be governed by the laws of the State of Texas and applicable Federal law.

9.	Modification or Termination of Plan.

This Plan and any Award made hereunder may be modified, suspended, or terminated at any time for any reason by the Administrator (or the CEO or SEVP-HR with respect to Awards granted to Senior Managers).